UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2010

HQ Sustainable Maritime Industries, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33473	62-1407522
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, WA

(Address of principal executive offices)

98101

(Zip code)

206-621-9888

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 9, 2010, HQ Sustainable Maritime Industries, Inc. (the “Company”) entered into an Underwriting Agreement with Ladenburg Thalmann & Co. Inc., as the sole underwriter (the “Underwriter”), related to a public offering of 3,202,999 shares of common stock, par value $.001 per share (“Common Stock”), and warrants to purchase 1,601,499 shares of Common Stock (“Warrants”). The shares of Common Stock and Warrants are being sold as units (“Units”), at a public offering price of $3.6125 per Unit, less underwriting commission and discounts (the “Offering”). Each Unit consists of (a) one share of Common Stock, and (b) 0.5 of a Warrant, each whole Warrant exercisable for one share of Common Stock at an exercise price of 4.5156 per share. The Underwriter will purchase the Units at a discount of $.270938 per Unit, representing 7.5% of the public offering price, for an aggregate discount of $867,813.

The Warrants to be issued in the Offering will generally be exercisable for a period of five years from the date of issuance, but not before February 13, 2011, at an exercise price of $4.5156 per share. The exercise price and number of shares of Common Stock issuable on exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. The exercise price and the amount and/or type of property to be issued upon exercise of the Warrants will also be subject to adjustment if the Company engages in a “Fundamental Transaction” (as defined in the Warrant). The Warrants may be called by the Company to the extent they are not exercised, at any time after the 12 month anniversary of their issue date, but only if the volume weighted average price and average daily volume of the Common Stock exceeds $7.23 per share and 100,000 shares, respectively, as specified in the Warrant. The call price is $0.001 per share of Common Stock underlying each Warrant. If the Warrants are called by the Company, the Warrants may continue to be exercised until the tenth trading day after the Company’s call notice is received by the Warrant holder. The Company’s right to call the Warrants is subject to certain conditions enumerated in the Warrants.

The Offering is expected to close on August 13, 2010, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $10 million, assuming no exercise of the Warrants and after deducting underwriting commissions and discounts and estimated expenses payable by the Company associated with the Offering. The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333- 163454), which was filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2009, amended on January 5, 2010 and declared effective by the Commission on January 26, 2010.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Troutman Sanders LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto. A copy of the Underwriting Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.1 and are incorporated herein by reference. The foregoing summary description of the Offering by the Company and the documentation related thereto, including without limitation, the Underwriting Agreement and the Warrants, does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

ITEM 8.01.	OTHER EVENTS.

On August 10, 2010, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d). Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated August 9, 2010 by and between HQ Sustainable Maritime Industries, Inc. and Ladenburg Thalmann & Co. Inc.

4.1	Form of Warrant.

5.1	Opinion of Troutman Sanders LLP.

23.1	Consent of Troutman Sanders LLP (included in its opinion filed as Exhibit 5.1 hereto).

99.1	Press Release of HQ Sustainable Maritime Industries, Inc. dated August 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2010	HQ Sustainable Maritime Industries, Inc.

	By:	/s/ Norbert Sporns
	Name:	Norbert Sporns
	Title:	Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
1.1	Underwriting Agreement dated August 9, 2010 by and between HQ Sustainable Maritime Industries, Inc. and Ladenburg Thalmann & Co. Inc.

4.1	Form of Warrant.

5.1	Opinion of Troutman Sanders LLP.

23.1	Consent of Troutman Sanders LLP (included in its opinion filed as Exhibit 5.1 hereto).

99.1	Press Release of HQ Sustainable Maritime Industries, Inc. dated August 10, 2010.